                                                                      EXHIBIT 11


                                STAR BUFFET, INC.
                        CALCULATION OF EARNINGS PER SHARE


                                                                         FORTY WEEKS    SIXTEEN WEEKS
                                              TWELVE WEEKS ENDED            ENDED           ENDED
                                          ---------------------------     ---------------------------
                                          NOVEMBER 3,     NOVEMBER 4,     NOVEMBER 3,     NOVEMBER 4,
                                             1997            1996            1997            1996
                                          -----------     -----------     -----------     -----------
Net income                                $  440,000      $  151,000      $2,167,000      $  184,000
                                          ----------      ----------      ----------      ----------

Weighted average number of common
shares outstanding during the period       3,716,071       2,600,000       2,934,821       2,600,000


Incremental common shares attributable
to exercise of outstanding options            32,117                           9,634
                                          ----------                      ----------

        Total Shares                       3,748,188       2,600,000       2,944,455       2,600,000
                                          ==========      ==========      ==========      ==========

Earnings per share                        $      .12      $      .06      $      .74      $      .07
                                          ==========      ==========      ==========      ==========


                                       19